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Exhibit 11.1 - Statement Regarding Computation of Per Share Earnings

(Unaudited)
(in thousands except per share data)


                                  Three Months Ended      Three Months Ended      Six Months Ended      Six Months Ended
                                    March 31, 2002          March 31, 2001         March 31, 2002        March 31, 2001
                                  ------------------      ------------------      ----------------      ----------------

Basic
  Average Common Shares
  outstanding                              4,577                4,563                   4,574                  4,563
Net income                              $    519              $   582                $    766               $    777
Per share amount                        $    .11              $   .13                $    .17               $    .17
Diluted
  Average Common Shares
    outstanding                            4,577                4,563                   4,574                  4,563
  Net effect of dilutive stock
    options based on the Treasury
    stock method using the average
    market price                              45                   26                      49                     20


Total                                      4,622                4,589                   4,623                  4,583
Net income                              $    519              $   582                $    766               $    777
Per share amount                        $    .11              $   .13                $    .17               $    .17
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